EXHIBIT 21.1

List of Subsidiaries of
j2 Global Communications, Inc.

Name	State or Other Jurisdiction of Incorporation	DBAs
Call Sciences, Inc.	Delaware
Call Sciences Limited	United Kingdom
Data On Call, Inc.	Delaware
Electric Mail (International) L.P.	Alberta, Canada
The Electric Mail Company	Nova Scotia, Canada
j2 Global UK Limited	United Kingdom
j2 Global Holdings Limited	Ireland
j2 Global Ireland Limited	Ireland
Puma Unified Communications Limited	United Kingdom
SureTalk.com, Inc.	Delaware	Fax4Free.com